Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: October 31, 2022

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2023 First Quarter Results
•Sales of $495 million increased 2 percent year-over-year
•9 percent organic sales growth offset by negative 7 percent foreign currency effect
•Strong pricing actions continued to cover inflationary pressures
•Earnings per diluted share (EPS) of $0.34
•Returned approximately $36 million to shareholders; $19 million in share repurchases and $16 million in dividends
PITTSBURGH, (October 31, 2022) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2023 first quarter ended September 30, 2022, with earnings per diluted share (EPS) of $0.34, compared with $0.43 in the prior year quarter. EPS was not adjusted in the current quarter, whereas adjusted EPS was $0.44 in the prior year quarter.
“Our first quarter fiscal 2023 results were in line with expectations, delivering constant currency sales growth in all our end markets and regions from continued execution on our Commercial Excellence initiatives and improvement in customer demand,” said Christopher Rossi, President and CEO.
Rossi continued, “Looking ahead, despite macroeconomic uncertainties, we see demand in line with normal seasonal patterns through this fiscal year. Regardless of the exact path the economy takes, however, we remain confident in our proven ability to advance our strategic initiatives and secure market leading positions.”

Fiscal 2023 First Quarter Key Developments
Sales of $495 million increased 2 percent from $484 million in the prior year quarter, reflecting organic growth of 9 percent, partially offset by an unfavorable currency exchange effect of 7 percent.
Operating income was $49 million, or 9.8 percent of sales, compared to $55 million, or 11.3 percent of sales, in the prior year quarter. The decrease in operating income was due primarily to favorable pricing, higher sales volumes and favorable product mix which were more than offset by higher raw material costs of approximately $17 million, higher costs, foreign currency exchange headwinds of approximately $6 million and approximately $5 million from temporary supply chain disruptions. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $56 million, or 11.6 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 27.5 percent compared to 27.0 percent in the prior year quarter. The ETR was not adjusted in the current quarter whereas the adjusted ETR was 26.9 percent in the prior year quarter.

Year-to-date net cash flow from operating activities was negative $11 million compared to positive $16 million in the prior year period. The change in net cash flow from operating activities was driven primarily by lower net income and working capital adjustments in part due to increased safety stock for potential supply chain disruptions. Year-to-date free operating cash flow (FOCF) was negative $40 million compared to negative $2 million in the prior year period. The decrease in FOCF was driven primarily by higher capital expenditures, lower net income and working capital adjustments in part due to increased safety stock for potential supply chain disruptions.
During the quarter, the Company repurchased 824 thousand shares of Kennametal common stock for $19 million under its share repurchase program. Inception-to-date the Company has repurchased 3.5 million shares of common stock for $105 million under the $200 million three-year program.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.

Outlook
The Company’s expectations for the second quarter of fiscal 2023 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $480 - $500 million; includes a headwind of approximately $40 million from USD strength compared to the second quarter of fiscal 2022 and approximately 7 percent of price realization
•Sequential Q1 to Q2 raw material headwind expected to be approximately $15 million
•Adjusted operating income expected to be at least $30 million
•Compared to adjusted operating income in the prior year quarter, pricing continues to cover approximately $25 million of raw material costs and wage and general cost increases; other headwinds include approximately $7 million from USD strength and approximately $5 million from temporary supply chain disruptions
Annual Outlook:
•Sales expected to be $2.0 - $2.08 billion, including a currency headwind of approximately $130 million
•Adjusted EPS is expected to be $1.30 - $1.70
•Pricing actions expected to offset raw material costs, wages and general inflation
•Free operating cash flow at approximately 100 percent of adjusted net income
•Primary working capital as a percent of sales maintained at 31 - 33 percent throughout the year
•Capital spending expected to be $100 - $120 million
•Adjusted ETR is expected to be 26 - 28 percent
•$200 million three-year share repurchase program to continue
The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $300 million increased 1 percent from $298 million in the prior year quarter, driven by organic growth of 9 percent, partially offset by an unfavorable currency exchange effect of 8 percent. Operating income was $29 million, or 9.5 percent of sales, compared to $29 million, or 9.8 percent of sales, in the prior year quarter. The decrease in operating income was due primarily to favorable pricing, higher sales volumes and favorable product mix which were more than offset by higher raw material costs of approximately $5 million, foreign currency exchange headwinds of approximately $5 million, higher costs and temporary supply chain disruptions. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $30 million, or 10.2 percent margin, in the prior year quarter.
Infrastructure sales of $195 million increased 5 percent from $185 million in the prior year quarter, driven by organic growth of 10 percent, partially offset by an unfavorable currency exchange effect of 5 percent. Operating income was $21 million, or 10.7 percent of sales, compared to $26 million, or 14.1 percent of sales, in the prior year quarter. The decrease in operating income was due primarily to favorable pricing, higher sales volumes and favorable product mix which were more than offset by higher raw material costs of approximately $13 million, higher costs, temporary supply chain disruptions and foreign currency exchange headwinds of approximately $1 million. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $26 million, or 14.1 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 22, 2022 to shareholders of record as of the close of business on November 8, 2022.
The Company will host a conference call to discuss its first quarter fiscal 2023 results on Tuesday, November 1, 2022 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted operating income, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the second quarter and full year of fiscal 2023 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; uncertainties related to the effects of the ongoing COVID-19 pandemic, including the emergence of more contagious or virulent strains of the virus, its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally, including as a result of travel restrictions, business and workforce disruptions associated with the pandemic; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflict in Ukraine; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2022. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2022	2021
Sales	$494,792	$483,509
Cost of goods sold	334,824	322,759
Gross profit	159,968	160,750
Operating expense	108,278	102,694
Restructuring and asset impairment charges	—	190
Amortization of intangibles	3,164	3,260
Operating income	48,526	54,606
Interest expense	6,638	6,321
Other expense (income), net	1,009	(3,459)
Income before income taxes	40,879	51,744
Provision for income taxes	11,242	13,992
Net income	29,637	37,752
Less: Net income attributable to noncontrolling interests	1,441	1,554
Net income attributable to Kennametal	$28,196	$36,198
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.35	$0.43
Diluted earnings per share	$0.34	$0.43
Basic weighted average shares outstanding	81,544	83,880
Diluted weighted average shares outstanding	82,165	84,751

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2022	June 30, 2022
ASSETS
Cash and cash equivalents	$64,568	$85,586
Accounts receivable, net	278,716	295,346
Inventories	591,470	570,836
Other current assets	76,732	72,940
Total current assets	1,011,486	1,024,708
Property, plant and equipment, net	972,530	1,002,041
Goodwill and other intangible assets, net	359,522	369,955
Other assets	172,670	176,820
Total assets	$2,516,208	$2,573,524
LIABILITIES
Revolving and other lines of credit and notes payable	$85,239	$21,186
Accounts payable	205,940	227,887
Other current liabilities	206,309	236,576
Total current liabilities	497,488	485,649
Long-term debt	594,566	594,364
Other liabilities	185,809	202,264
Total liabilities	1,277,863	1,282,277
KENNAMETAL SHAREHOLDERS’ EQUITY	1,201,403	1,252,577
NONCONTROLLING INTERESTS	36,942	38,670
Total liabilities and equity	$2,516,208	$2,573,524

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2022	2021
Outside Sales:
Metal Cutting	$299,936	$298,430
Infrastructure	194,856	185,079
Total sales	$494,792	$483,509
Sales By Geographic Region:
Americas	$253,581	$225,736
EMEA	131,308	148,330
Asia Pacific	109,903	109,443
Total sales	$494,792	$483,509
Operating income:
Metal Cutting	$28,605	$29,164
Infrastructure	20,787	26,036
Corporate (1)	(866)	(594)
Total operating income	$48,526	$54,606
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. There were no adjustments for the three months ended September 30, 2022. Adjustments for the three months ended September 30, 2021 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the second quarter or full fiscal year of 2023 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$483,509	$54,606	27.0%	$36,198	$0.43
Reported operating margin		11.3%
Restructuring and related charges	—	1,244	21.0	983	0.01
Differences in projected annual tax rates	—	—	(21.1)	10	—
Adjusted results	$483,509	$55,850	26.9%	$37,191	$0.44
Adjusted operating margin		11.6%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$298,430	$29,164	$185,079	$26,036
Reported operating margin		9.8%		14.1%
Restructuring and related charges	—	1,225	—	19
Adjusted results	$298,430	$30,389	$185,079	$26,055
Adjusted operating margin		10.2%		14.1%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2022	2021
Net cash flow (used in) provided by operating activities	$(10,748)	$15,803
Purchases of property, plant and equipment	(29,484)	(17,844)
Disposals of property, plant and equipment	202	393
Free operating cash flow	$(40,030)	$(1,648)

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended September 30, 2022	Metal Cutting	Infrastructure	Total
Organic sales growth	9%	10%	9%
Foreign currency exchange effect (3)	(8)	(5)	(7)
Sales growth	1%	5%	2%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.